SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2018

AIRBORNE WIRELESS NETWORK
(Exact name of registrant as specified in charter)

Nevada	333-179079	27-4453740
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4115 Guardian Street, Suite C, Simi Valley, California 93063

(Address of principal executive offices and zip code)

(805) 583-4302

(registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act (17 CFR 240.12b-2)

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2018, Airborne Wireless Network (the “Company”) provided notice to Earle Olson, the Company’s Vice President, Industry Relations, and Jason T. de Mos, the Company’s Vice President, Business Development and Aviation Compliance, that it was necessary to furlough such individuals from their active employment status, effective on such date. Pursuant to the terms of the notice, Messrs. Olson and de Mos will be on unpaid furlough indefinitely, however, the Company may, its option, enter into alternative contractual arrangements with such individuals on an as-needed, per diem basis. As of the date of this report, no such arrangements have been entered into with such individuals.

Messrs. Olson and de Mos will continue to hold the vested and unvested stock options awarded to them. The Company may convert the furlough of each of Mr. Olson and Mr. de Mos into a termination of his respective employment. Upon such termination, pursuant to the terms of each employee’s previously disclosed employment agreement with the Company, (i) the Company would make monthly payments to Mr. Olson of $10,600 for each month that he does not compete with the Company for a period of 90 days and (ii) the Company would pay Mr. de Mos that compensation which is equal in amount to his annual base salary during the employment year of termination plus the amount of all unused vacation, which compensation shall be paid in equal installments during the 12 months immediately following the date of termination. Any unvested stock options held by the terminated individuals would then be forfeited.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRBORNE WIRELESS NETWORK

Date: November 2, 2018	/s/ J. Edward Daniels
J. Edward Daniels
President, Treasurer and Secretary

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